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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☐
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Wickes, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GENERAL INFORMATION
SECURITIES OUTSTANDING AND VOTING
PRINCIPAL SECURITY HOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT
ELECTION OF DIRECTOR
BOARD OF DIRECTORS’ MEETINGS AND COMPENSATION
REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
EXECUTIVE COMPENSATION
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
AUDIT COMMITTEE REPORT
COMPARISON OF CUMULATIVE TOTAL RETURN
INDEPENDENT PUBLIC ACCOUNTANTS
STOCKHOLDER PROPOSALS
FORM 10-K

706 NORTH DEERPATH DRIVE

VERNON HILLS, ILLINOIS 60061

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 6, 2003

To Our Stockholders:

      You are cordially invited to attend the Annual Meeting of Stockholders of Wickes Inc. to be held on Monday, June 2, 2003, at 10:00 a.m., local time, at the executive offices of the Company, 706 North Deerpath Drive, Vernon Hills, Illinois.

     The meeting will be held for the following purposes:

(1)	to elect one director for a three-year term and until his successor has been duly elected and qualified; and

(2)	to transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on April 8, 2003 will be entitled to vote at the meeting or any postponement or adjournment of the meeting.

     Whether or not you expect to attend the meeting, please read the accompanying Proxy Statement and complete, sign, date and return the accompanying proxy card in the enclosed postage paid envelope at your earliest convenience. You may revoke your proxy at any time before it is exercised by following the instructions set forth on the first page of the accompanying Proxy Statement.

     We hope you will plan to attend the meeting.

Sincerely yours,

Robert E. Mulcahy III,
Chairman of the Board

i

WICKES INC.

PROXY STATEMENT

GENERAL INFORMATION

     This Proxy Statement is furnished to stockholders of Wickes Inc. (the “Company”) in connection with the solicitation by the Board of Directors of proxies to be used at the 2003 Annual Meeting of Stockholders of the Company. The meeting will be held on Monday, June 2, 2003, at 10:00 a.m., local time, at the executive offices of the Company, 706 North Deerpath Drive, Vernon Hills, Illinois. This Proxy Statement and enclosed proxy card were first sent to stockholders on or about May 6, 2003.

     The Board of Directors of the Company is soliciting proxies so that each stockholder is given an opportunity to vote at the meeting. These proxies enable stockholders to vote on all matters that come before the meeting. When proxies are returned properly executed, the shares represented thereby will be voted by the Proxy Committee in accordance with the stockholders’ directions, or, if no choice has been specified, the shares will be voted “with” authority to vote for the election of the director named below under “Election of Director”. Although the Company does not expect any additional matters to be presented at the meeting, each proxy also confers upon the Proxy Committee discretionary authority to vote the shares represented thereby on any other matter that may properly be presented for action at the meeting.

     Even if the enclosed proxy is duly executed and returned, a stockholder may revoke a proxy at any time before it is exercised by attending the meeting and voting in person, by executing and delivering a proxy bearing a later date or by providing written notice of revocation to the Company’s Secretary.

     Votes cast by proxy or in person at the meeting, which will be tabulated by inspectors of election appointed for the meeting, will determine whether or not a quorum is present. The presence at the meeting, either in person or by proxy, of a majority of the shares outstanding on the record date will constitute a quorum, permitting the conduct of business at the meeting. The inspectors of election will treat abstentions as shares that are present for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

     The Proxy Committee is composed of Robert E. Mulcahy III, Chairman of the Board, and James A. Hopwood, Senior Vice President and Chief Financial Officer of the Company.

     The cost of soliciting proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited personally, by telephone, by telecopy or otherwise by employees of the Company, without additional compensation. The Company does not expect to pay any compensation for the solicitation of proxies but will reimburse brokers and other persons holding stock in their names, or in the names of nominees, for their expenses in sending proxy materials to stockholders of the Company.

SECURITIES OUTSTANDING AND VOTING

     Only holders of shares of the Company’s common stock, par value $.01 per share (“Wickes Common Stock”), of record at the close of business on April 8, 2003, will be entitled to vote at the meeting. On that date, 8,307,984 shares of Wickes Common Stock were outstanding.

     Each share is entitled to one vote on all matters submitted to a vote of stockholders, including the election of one member to the Company’s Board of Directors. The director will be elected by the affirmative vote of a plurality of the shares represented at the meeting, meaning that the nominee for director with the most votes will be elected. Approval of any other matter acted upon at the meeting will require the affirmative vote of a majority of the shares represented at the meeting.

PRINCIPAL SECURITY HOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT

     The following table contains information as of April 8, 2003, concerning beneficial ownership of Wickes Common Stock by each person known by the Company to own beneficially more than five percent of Wickes Common Stock and by (i) each director and the nominee for election as a director, (ii) each executive officer of the Company named in the Summary Compensation Table under “Executive Compensation” and (iii) all directors and the named executive officers as a group.

Name and Address	Amount and Nature		Percent
of Beneficial Owner	of Beneficial Ownership (1)		of Class

5% Stockholders:
Imagine Investments, Inc.	3,933,443	(2)	47.3
8150 North Central Expressway Suite 1901 Dallas, Texas 75206
Barry Segal	1,216,850	(3)	14.6
Bradco Supply Corporation 13 Production Way P.O. Box 67 Avenel, New Jersey 07001
Wellington Management Company, LLP	549,200	(4)	6.6
Wellington Trust Company, NA 75 State Street Boston, Massachusetts 02109
Directors, Nominee and Named Executive Officers:
William H. Luers	48,061	(5)	*
Robert E. Mulcahy III	14,627	(6)(7)	*
Frederick H. Schultz	103,828	(8)(9)	1.2
Claudia B. Slacik	57,475	(10)	*
Jon F. Hanson	—		—
J. Steven Wilson	180,700	(11)	2.1
Jimmie J. Frank	58,525	(12)	*
James A. Hopwood	26,798	(13)	*
James R. Detmer	—		—
All directors and named executive officers as a group (8 persons)	490,014	(14)	5.7

*	Less than 1.0%

(1)	Unless otherwise noted, the owner has sole voting and dispositive power.

(2)	According to a Schedule 13D dated April 16, 2003, Imagine Investments, Inc. (“Imagine”) is a wholly-owned subsidiary of Stone Investments, Inc., which is owned through various intermediaries by entities controlled by James M. Fail. The shares beneficially owned by Imagine include 53,700 shares subject to an option exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter and 467,000 shares owned by Stone Investments, Inc. but do not include

375,000 shares (approximately 4.5% of the outstanding Wickes Common Stock) owned by Robert T. Shaw, the President of Imagine.

(3)	According to a Schedule 13D dated April 1, 2003, Mr. Segal’s beneficial ownership includes 45,000 shares owned by Bradco Supply Corporation of which Mr. Segal is the Chief Executive Officer and 2,500 shares owned by Mr. Segal’s son.

(4)	According to a Schedule 13G dated February 12, 2003, Wellington Management Company, LLP (“WMC”) and Wellington Trust Company N.A. (“WTC”) are investment advisers and these shares are owned of record by clients of WMC and WTC.

(5)	Includes 12,002 shares subject to director stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter.

(6)	Includes 14,002 shares subject to director stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter.

(7)	Includes 125 shares owned for the benefit of Mr. Mulcahy’s daughter.

(8)	Includes 14,002 shares subject to director stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter.

(9)	Includes 51,692 shares owned for the benefit of Mr. Schultz’s grandchildren.

(10)	Includes 14,002 shares subject to director stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter.

(11)	Includes 127,000 shares subject to employee stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter. Mr. Wilson resigned as the Company’s Chairman, President and Chief Executive Officer on April 4, 2003, and his options are exercisable for 90 days thereafter.

(12)	Includes 53,334 shares subject to employee stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter and 5,191 shares allocated to Mr. Frank’s account in the Company’s 401(k) Plan.

(13)	Includes 26,134 shares subject to employee stock options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter and 664 shares allocated to Mr. Hopwood’s account in the Company’s 401(k) Plan.

(14)	Includes 260,476 shares subject to options exercisable on April 8, 2003 or which will become exercisable within 60 days thereafter.

ELECTION OF DIRECTOR

     The Board of Directors is currently comprised of four members: Robert E. Mulcahy III, William H. Luers, Frederick H. Schultz and Claudia B. Slacik. Harry Carneal, Albert Ernest, Robert T. Shaw and J. Steven Wilson have retired as directors since the 2002 Annual Meeting. The Board of Directors wishes to extend its gratitude for their faithful years of service to the Company.

     In accordance with the Bylaws of the Company, the Company’s Board of Directors has fixed the number of directors at five, divided into three classes. The directors of each class are elected at the annual meeting of stockholders held in the year in which the term for such class expires and serve thereafter for three years. The term of office for directors in Class II expires in 2004, and the term of office for directors in Class III expires in 2005. The term of office for the nominee to be elected as the sole director in Class I expires in 2006.

     The Board of Directors has nominated and urges stockholders to vote “FOR” the election of Jon F. Hanson, the sole nominee for election as a Class I director. Proxies will be so voted unless stockholders specify otherwise in their proxies. If Mr. Hanson is not available to serve for any reason when the election occurs, the members of the Proxy Committee may in their discretion vote for a substitute. In no event will proxies be voted for more than one person.

     Jon F. Hanson, 66, is the Chairman and founder of The Hampshire Companies and has over 40 years of experience in the real estate industry. Since 1994, Mr. Hanson has served as Chairman of the National Football Foundation and College Hall of Fame, Inc. Mr. Hanson has been a member of the Board of Directors of Prudential Financial Corp. since 1991, and a member of the Board of Directors of Hackensack University Medical Center for the past 18 years. Mr. Hanson also serves on the Boards of Directors of CD&L, Inc., Gemini Industries, Inc., the Yankee Entertainment and Sports Network, LLC (YES Network), Pascack Community Bank and HealthSouth Corp.

     The following table presents information with respect to the continuing members of the Board of Directors whose terms do not expire at the meeting:

			Director
Name	Age	Positions	Since

William H. Luers	73	Director (Class II)	1995
Claudia B. Slacik	46	Director (Class II)	1992
Robert E. Mulcahy III	66	Director (Class III)	1988
Frederick H. Schultz	74	Director (Class III)	1993

     Mr. Luers has been president and chairman of the United Nations Association of the United States of America, a not-for-profit organization since February 1, 1999. From 1986 to February 1999, Mr. Luers was president of The Metropolitan Museum of Art. Mr. Luers served in the United States Foreign Service from 1957 to 1986 and was Ambassador to Czechoslovakia from 1983 to 1986 and Ambassador to Venezuela from 1978 to 1982. Mr. Luers is also a director of IDEX Corporation, America Online Latin America, Inc. and four Scudder Kemper mutual funds.

     Ms. Slacik has held various senior positions with Citigroup Inc., a financial services company, since July 1993, including, most recently, Managing Director, Fixed Income.

     Mr. Mulcahy has been Director of Athletics of Rutgers University since April 15, 1998. For more than six years prior to that time, Mr. Mulcahy was President and Chief Executive Officer of New Jersey Sports and Exposition Authority, a racing, sports and entertainment enterprise. He is also a director of First Morris Bank and Trust, Morristown, New Jersey. Mr. Mulcahy was elected Chairman of the Board of the Company on April 21, 2003.

     Mr. Schultz is a private investor. From 1979 to 1982, Mr. Schultz served as Vice Chairman of the Board of Governors of the Federal Reserve System.

BOARD OF DIRECTORS’ MEETINGS AND COMPENSATION

     The Board of Directors met nine times in 2002; all directors attended more than 75% percent of all meetings of the Board of Directors and the committees on which they served.

     The Company has standing Audit, Compensation and Benefits and Related Party Committees. The members of the Audit Committee are Messrs. Schultz (chair) and Luers. Albert Ernest, Jr., the third member of the Audit Committee, resigned from the Board of Directors on March 24, 2003. The Board of Directors intends to fill the vacancy created by Mr. Ernest’s resignation at its meeting immediately following the annual meeting of stockholders. The Audit Committee, which met four times in 2002, reviews and approves the selection of and the services performed by the Company’s independent accountants, meets with and receives reports from the Company’s financial and accounting staff and independent accountants, and reviews the scope of audit procedures, accounting practices and internal controls.

     The members of the Compensation and Benefits Committee, which met four times in 2002, are Mr. Mulcahy and Ms. Slacik. The Compensation and Benefits Committee establishes and approves all elements of the compensation of the Company’s Chief Executive Officer and other senior executive officers, advises the Board of Directors with respect to compensation of the Company’s directors, approves all executive compensation plans, reviews such other compensation and employee benefit plans as it deems appropriate, performs administrative or other duties with respect to certain compensation and benefit plans and reviews the Company’s management organization and development.

     The members of the Related Party Committee are Ms. Slacik (chair) and Messrs. Luers and Mulcahy. The Related Party Committee reviews proposed transactions between the Company and related parties and either approves or disapproves such transactions or makes a recommendation to the full Board of Directors with respect to such transactions. The Related Party Committee did not meet in 2002.

     Each director who is not an employee of the Company receives a $35,000 annual fee for serving on the Board of Directors. In addition, the chairs of the Audit, Compensation and Benefits and Related Party Committees receive a $4,000 annual fee and the other members of these committees receive a $3,000 annual fee.

     Eligible outside directors also participate in the 1993 Amended and Restated Director Incentive Plan. For information concerning this plan, see “Executive Compensation—Incentive Plans—Director Incentive Plan.”

MANAGEMENT

     Set forth below is information regarding the executive officers of the Company:

			Executive
Name	Age	Position	Officer Since

James O’Grady	47	President and Chief Executive Officer	2003
James R. Detmer	44	Senior Vice President Distribution, Logistics and Manufacturing	2002
Jimmie J. Frank	48	Senior Vice President Sales, Merchandising and Marketing	1997
James A. Hopwood	41	Senior Vice President and Chief Financial Officer	1998
George B. Watt	46	Corporate Controller	2001

     Mr. O’Grady joined the Company in April 2003 as the President and Chief Executive Officer. From May 2002 until April 2003, Mr. O’Grady served as the Vice President — Operations of Hope Lumber & Supply Company. Mr. O’Grady was previously employed by the Company from July 1977 until May 2002 and held various positions including Store General Manager, District Manager and Vice President — Operations. His most recent position with the Company was Senior Vice President — Operations.

     Mr. Detmer joined the Company in June 2002 as the Senior Vice President of Distribution and Logistics. Prior thereto, Mr. Detmer held various positions in his 21 years at Georgia-Pacific Corporation, 15 years in management positions in sales and logistics.

     Mr. Frank joined the Company in January 1997 and was appointed Senior Vice President, Merchandising and Marketing, in April 1997. From February 1994 to January 1997, Mr. Frank was senior merchandise manager for Contractor’s Warehouse. Prior to that time, Mr. Frank was General Manager of Merchandising for Builder Marts of America.

     Mr. Hopwood was appointed Chief Financial Officer in March 2001, and appointed Senior Vice President in July 2001. He was appointed Vice President of Finance in February 1998 and Treasurer in July 1998. Prior to 1994, Mr. Hopwood was associated with Goldman, Sachs & Co., an investment banking firm. Mr. Hopwood was also employed by the Company and its predecessor from 1983 until 1990. He has held management positions with the Company in accounting, auditing, credit extension, financial planning, human resources, information systems, investor relations, mergers and acquisitions, real estate, risk management, strategic planning, tax and treasury activities.

     Following the resignation of J. Steven Wilson as the Chairman, President and Chief Executive Officer of the Company on April 4, 2003, the Board of Directors established an Executive Management Committee consisting of Messrs. Detmer, Frank and Hopwood to oversee the Company’s day-to-day operations and serve as interim co-Principal Executive Officers until April 25, 2003 when Mr. O’Grady was appointed President and Chief Executive Officer.

     Mr. Watt joined the Company in 1983 and has held various positions within the accounting area. Mr. Watt was named Corporate Controller in May 2001.

REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE

Executive Compensation Philosophy

     The Company’s compensation philosophy is to adopt compensation programs sufficient to attract and assist in retaining qualified executives. These programs consist of base salary and short-term and long-term incentives intended to provide competitive compensation for achieving good results and highly competitive compensation for achieving aggressive objectives. These programs are also intended to motivate management to increase stockholder value and to emphasize stock ownership to align the interests of management with those of stockholders.

Base Salary

     The base salary component of an executive’s compensation has historically been established, based upon performance, experience and other factors, within a salary range intended to approximate the ranges of base pay for positions of comparable responsibility in a self-selected group of companies in the building materials distribution industry about which appropriate compensation information is available to the Company. In order to obtain a broader and more representative group for comparison purposes, the number of companies in the industry group is more extensive than the companies whose securities are included in the Peer Group Index described in “Comparison of Cumulative Total Return” below. The 2002 base salary of J. Steven Wilson, who resigned as the Company’s Chairman, President and Chief Executive Officer on April 4, 2003, as well as the base salary to be paid to James O’Grady who was appointed President and Chief Executive Officer of the Company on April 25, 2003, was established in conformity with principles applicable to the Company’s other executives.

Short-Term Incentives

     Short-term incentives are provided by a cash bonus opportunity established as a target percentage of an executive’s base salary and based upon meeting established objectives. For 2002, the incentive bonuses of Mr. Wilson and the other executive officers were solely dependent upon the Company’s achieving specific performance objectives for return on capital employed and certain strategic objectives. Based upon the Company’s performance relative to these objectives, Messrs. Wilson, Hopwood, Frank and Detmer were paid incentive bonuses in 2002.

Long-Term Incentives

     Awards under the Company’s 1993 Long-Term Incentive Plan (the “Incentive Plan”) are designed to provide additional incentives to achieve long-term corporate objectives, promote the identity of the long-term interests of the Company’s executives and stockholders and assist in the retention of executives.

     During 2002, the Compensation and Benefits Committee granted options to purchase an aggregate of 110,000 shares of Wickes Common Stock to executive officers and other selected key employees, including the grant of options to purchase 40,000 shares to Mr. Wilson (which options never vested), 20,000 shares to Mr. Frank, 10,000 to Mr. Detmer and 20,000 shares to Mr. Hopwood. The options granted to Messrs. Wilson, Frank and Hopwood have an exercise price of $2.19 per share, and the option granted to Mr. Detmer has an exercise price of $1.74 per share. These exercise prices are equal to 100% of the fair market value of a share of Wickes Common Stock on the date of grant. See “Executive Compensation— Option Grants in Last Fiscal Year”. The allocation of these stock options among the optionees was based generally upon level of responsibility and, to a lesser extent, subjective factors.

     Awards to executive officers are designed to provide long-term incentives comparable to those provided to the senior management of companies in the industry group. The Compensation and Benefits Committee is committed to making awards that are deductible by the Company for federal income tax purposes, and it believes that the awards granted under the Incentive Plan will qualify for the performance-based exemption from the $1 million compensation limit under Section 162(m) of the Internal Revenue Code, as amended.

Robert E. Mulcahy III
Claudia B. Slacik

EXECUTIVE COMPENSATION

     The Summary Compensation Table below summarizes the compensation paid in the years indicated to the Company’s former Chairman, President and Chief Executive Officer and to each of the other three most highly compensated executive officers of the Company who were serving as executive officers (the “named executive officers”) at December 28, 2002, the Company’s fiscal year end.

Summary Compensation Table

					Long-Term
					Compensation
					Awards
	Annual Compensation
					Securities
				Other Annual	Underlying		All Other
		Salary	Bonus	Compensation	Options/SARs		Compensation
Name and Principal Position	Year	($)	($)	($)(1)	(#)		($)(2)

J. Steven Wilson	2002	500,000	675,000	8,500	40,000	(4)	1,064,000
Chairman of the Board,	2001	500,000	342,000	11,100	—		10,600
President and Chief Executive	2000	499,900	528,000	12,600	—		10,600
Officer(3)
Jimmie J. Frank	2002	247,500	196,900	57,200	20,000		4,900
Senior Vice President	2001	235,100	—	67,800	10,000		4,200
Merchandising and Marketing	2000	224,900	128,000	71,600	10,000		4,300
James A. Hopwood	2002	193,300	157,000	—	20,000		13,800
Senior Vice President and	2001	166,400	—	—	2,500		4,300
Chief Financial Officer	2000	139,800	55,900	—	2,500		4,500
James R. Detmer(5)	2002	102,300	52,500	200	10,000		400
Senior Vice President Distribution and Logistics

(1)	Other Annual Compensation includes for 2002: reimbursement for taxes with respect to certain personal benefits and with respect to the taxable portions of long-term disability insurance premiums paid by the Company ($8,500 for Mr. Wilson, $200 for Mr. Detmer and $2,200 for Mr. Frank); the taxable portion of reimbursement for living, travel and personal expenses while away from home on Company business ($28,000 for Mr. Frank); and reimbursements for taxes with respect to these taxable living, travel and personal expenses ($27,000 for Mr. Frank).

Other Annual Compensation includes for 2001: reimbursement for taxes with respect to certain personal benefits and with respect to the taxable portions of long-term disability insurance premiums paid by the Company ($11,100 for Mr. Wilson and $5,200 for Mr. Frank); the taxable portion of reimbursement for living, travel and personal expenses while away from home on Company business ($31,900 for Mr. Frank); and reimbursements for taxes with respect to these taxable living, travel and personal expenses ($30,700 for Mr. Frank).

Other Annual Compensation includes for 2000: reimbursement for taxes with respect to certain personal benefits and with respect to the taxable portion of long-term disability insurance premiums paid by the Company ($9,200 for Mr. Wilson and $2,400 for Mr. Frank); the taxable portion of reimbursement for living, travel and personal expenses while away from home on Company business ($2,000 for Mr. Wilson, and $34,500 for Mr. Frank); and reimbursements for taxes with respect to these taxable living travel and personal expense ($1,400 for Mr. Wilson, and $34,700 for Mr. Frank).

(2)	All Other Compensation includes for 2002: payment of that portion of 2000 bonus previously deferred by the Board of Directors ($54,000 for Mr. Wilson and $8,800 for Mr. Hopwood); payment for premiums for long-term disability insurance ($10,660 for Mr. Wilson and $400 for Mr. Detmer); the Company’s contribution to the executive’s accounts under the Company’s 401(k) plan ($4,900 for Mr. Frank and $5,000 for Mr. Hopwood), and compensation to an executive whose employment with the Company terminated ($1,000,000 to Mr. Wilson).

All Other Compensation includes for 2001: payment for premiums for long-term disability insurance ($10,600 for Mr. Wilson); and the Company’s contribution to the executive’s accounts under the Company’s 401(k) Plan ($4,200 for Mr. Frank and $4,300 for Mr. Hopwood).

All Other Compensation includes for 2000: payment of premiums for long-term disability insurance ($10,600 for Mr. Wilson); and the Company’s contribution to the executives’ accounts under the Company’s 401(k) Plan ($4,300 for Mr. Frank and $4,500 for Mr. Hopwood).

(3)	Mr. Wilson resigned as Chairman of the Board, President and Chief Executive Officer of the Company on April 4, 2003.

(4)	As a result of Mr. Wilson’s resignation, this option did not vest.

(5)	Mr. Detmer joined the Company on June 12, 2002.

Option Grants in Last Fiscal Year

     The following table contains information regarding grants of options during fiscal 2002 to each of the named executive officers.

							Potential
							Realizable
							Value at Assumed
							Annual Rates of
	Number of		% of Total				Stock Price
	Securities		Options/SARs	Exercise			Appreciation
	Underlying		Granted to	or base			For Option Term
	Options/SARs		Employees in	price	Expiration
Name	Granted		Fiscal Year	($/Sh)	Date		5% (%)	10% ($)

J. Steven Wilson	40,000	(1)	36.4	2.19	4/25/12	(1)	—	—
Jimmie J. Frank	20,000		18.2	2.19	4/25/12		27,550	69,810
James A. Hopwood	20,000		18.2	2.19	4/25/12		27,550	69,810
James R. Detmer	10,000		9.1	1.74	7/02/12		10,940	27,730

(1)	See Note 4 to the Summary Compensation Table.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

     The following table contains information regarding the values of certain unexercised options to purchase shares of Wickes Common Stock held by the named executive officers at the end of fiscal 2002. No options were exercised by these persons in fiscal 2002.

	Number of Securities		Value of Unexercised
	Underlying Unexercised		In-the-Money
	Options/SARs at FY-End (#)		Options/SARs at FY-End ($)
Name	Exercisable/Unexercisable		Exercisable/Unexercisable

J. Steven Wilson	127,000/40,000	(1)	0/0
Jimmie J. Frank	40,001/29,999		0/0
James A. Hopwood	17,801/22,499		0/0
James R. Detmer	—/10,000		0/0

(1)	See Note 4 to the Summary Compensation Table.

Compensation And Benefits Committee Interlocks And Insider Participation

     No member of the Compensation and Benefits Committee is a current or former officer or employee of the Company or any of the Company’s subsidiaries. None of the Company’s executive officers has served on the board of directors or on the compensation committee of any other entity that had an executive officer serving on the Company’s Board of Directors or on its Compensation and Benefits Committee.

Incentive Plans

Director Incentive Plan

     Under the 1993 Amended and Restated Director Incentive Plan (the “Director Incentive Plan”), any individual who serves as a member of the Company’s Board of Directors can be granted (either alone or in tandem) stock options, stock appreciation rights, restricted shares, performance shares or performance units. A total of 75,000 shares are reserved for issuance for such purposes under the Director Incentive Plan. In addition, prior to an amendment to the Director Incentive Plan adopted by the Board of Directors on January 14, 2003, shares could also be issued to directors who elected to receive shares in lieu of their annual retainer and committee fees.

     The Director Incentive Plan is administered by the Compensation and Benefits Committee of the Board of Directors which must consist of not less than two members of the Board of Directors.

     The Director Incentive Plan provides for the automatic grant to each director who is not an employee of the Company of an option to acquire 1,000 shares of Wickes Common Stock on January 1 of each year at an exercise price equal to the fair market value of Wickes Common Stock on the date of grant. Accordingly, options for 1,000 shares with an exercise price of $2.80 and $.6575 per share were granted in January 2002 and January 2003, respectively, to eligible directors. The Director Incentive Plan also provides for discretionary stock option grants on terms prescribed by the Compensation and Benefits Committee, provided that the exercise price of such options may be not less than the fair market value of Wickes Common Stock on the date of grant.

1993 Long-Term Incentive Plan

     The 1993 Long-Term Incentive Plan (the “Incentive Plan”) consists of two separate sub-plans, the “Wickes Inc. Non-Director Employee Incentive Sub-Plan” (the “Non-Director Sub-Plan”) and the “Wickes Inc. Employee-Director Incentive Sub-Plan” (the “Employee-Director Sub-Plan”), each of which is administered by the Compensation and Benefits Committee. The members of the Compensation and Benefits Committee are not eligible to receive awards under the Incentive Plan. The Compensation and Benefits Committee has authority to administer the Incentive Plan and to determine participants, awards and terms and conditions of awards, including, in its sole discretion, the establishment of annual financial and performance goals of the Company which will be considered in determining awards. A total of 835,000 shares of Wickes Common Stock are for issuance under the Incentive Plan. A maximum of 50,000 shares of Wickes Common Stock may be the subject of award grants to any participant in any calendar year. Approximately 1,800 employees of the Company are currently eligible to participate in the Incentive Plan.

     Awards under the Non-Director Sub-Plan may be granted to any employee of the Company or any Related Entity (as defined in the Incentive Plan) identified by the Compensation and Benefits Committee as having a direct and significant effect on the performance of the Company or such Related Entity.

     Awards under the Employee-Director Sub-Plan may be granted only to an employee of the Company or any Related Entity who serves as a member of the Board of Directors of the Company.

     Stock Options. Under the Incentive Plan, key employees are eligible to receive “incentive stock options” (“incentive options”) qualifying under Section 422 of the Internal Revenue Code or “non-qualified options” which do not qualify under Section 422 of the Code (“non-qualified options”) to purchase shares of Wickes Common Stock. Options are exercisable at such time and on such terms as the Compensation and Benefits Committee determines, except that the exercise price of any option granted may not be less than the fair market value (110% of fair market value in the case of incentive stock options granted to holders of more than 10% of Wickes Common Stock) per share of Wickes Common Stock on the date of grant. No incentive options may be granted after ten years from the date of adoption of the plan. Subject to certain additional limitations, no option by its terms is exercisable after the expiration of 10 years (5 years in the case of incentive stock options granted to holders of more than 10% of Wickes Common Stock) from the date of grant, or such other period (in the case of non-qualified options) or such shorter period (in the case of incentive options) as the Compensation and Benefits Committee in its sole discretion may determine. Unless the Compensation and Benefits Committee determines otherwise, stock options are exercisable only if the holder is an officer or employee of the Company at the time of exercise (subject to certain grace periods). Stock options are not transferable, except by will and by the laws of descent and distribution. Options become exercisable as determined by the Compensation and Benefits Committee.

     Subject to certain limitations in the case of incentive options, an optionee under the Incentive Plan must pay the full option price upon exercise of an option (i) in cash, (ii) with the consent of the Compensation and Benefits Committee, by delivering shares of Wickes Common Stock already owned by such optionee (including shares to be received upon exercise of the option) and having a fair market value at least equal to the exercise price or (iii) in any combination of the foregoing. The Compensation and Benefits Committee may require the optionee to satisfy the Company’s federal tax withholding obligations with respect to the exercise of options by (a) additional withholding from the optionee’s salary, (b) requiring the optionee to pay in cash, (c) reducing the number of shares of Wickes Common Stock to be issued or (d) other method selected by the Compensation and Benefits Committee.

401(k) Plan

     The Company has in effect a savings and retirement plan (the “401(k) Plan”). All employees who are at least 18 years of age and have met certain service requirements are eligible to participate in the 401(k) Plan. The 401(k) Plan is intended to qualify under Section 401(a) of the Internal Revenue Code, and has a cash or deferred arrangement intended to qualify under Section 401(k) of the Code, Under the 401(k) Plan’s cash or deferred arrangement, each non highly compensated eligible employee may elect to make before-tax contributions of from 1% to 50% of his or her gross pay or after-tax contributions of from 2% to 15% of gross pay, subject to an aggregate limit of 50% of gross pay and certain statutory limitations. Highly compensated eligible employees (as defined by the Code) are limited to from 1% to 8% of his or her before-tax contributions or after-tax contributions from 2% to 15% of gross pay, subject to an aggregate limit of 15% of gross pay and certain statutory limitations. The Company currently matches 50% of the first 5% of an employee’s contribution. Each participant invests his or her individual account in selected investment alternatives as directed by the trustee of the 401(k) Plan, including a fund that invests primarily in shares of Wickes Common Stock. The Company may in its discretion make a profit sharing contribution to the 401(k) Plan, which may be made in cash or in shares of Wickes Common Stock. Shares of Wickes Common Stock so contributed by the Company do not become subject to the investment control of the participants until the calendar year following the date of contribution.

Stay Incentive Bonus Plan

     On March 30, 2003, the Board of Directors adopted the Stay Incentive Bonus Plan (the “Stay Plan”). The Stay Plan was implemented in order to provide the Company with the ability to retain selected key employees during the Company’s consideration and implementation of strategic and operational alternatives.

     A participant in the Stay Plan earns a stay incentive bonus if he or she remains with the Company or a transferred operation for at least six months after the date of a change of control or transfer of such operation. A participant is also entitled to a stay incentive bonus if he or she ceases to be an employee during the six-month period for reasons other than termination for cause, disability, death or voluntary termination (except in the case of constructive termination).

     As of April 8, 2003, five of the Company’s employees had been selected by the Compensation and Benefits Committee to participate in the Stay Plan. The bonus percentage of each of Messrs. Frank, Hopwood, Detmer and two other employees who participate in the Stay Plan is 100% of annual base compensation.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In 2002, the Company paid approximately $1,192,000 in reimbursements primarily to affiliates of the Company’s then Chairman of the Board and Chief Executive Officer, J. Steven Wilson, for costs related to services provided to the Company during the year by certain employees of the affiliated company and use of a corporate aircraft.

     In February 1998, as part of the determination made by the Company to discontinue or sell non-core programs, the Company sold certain operations to Riverside Group, Inc. (“Riverside”), an entity then affiliated with the Company. In exchange for these assets, the Company received a three-year $870,000 unsecured promissory note and 10% of future net income of these operations (subject to a maximum of $429,000 plus interest). In March 2000, the Company extended the terms of its note receivable from

Riverside. Under the revised terms, all previously accrued interest was paid to the Company by Riverside on March 31, 2000. Repayment of the remaining principal balance was deferred for one year, with quarterly principal payments commencing on April 1, 2001 and ending June 30, 2002. On December 28, 2001 the Company amended the terms of its note receivable with Riverside in an agreement that extended the payment of principal and interest until December 28, 2002, at which time principal and all accrued interest was due in full. Interest earned for fiscal 2002, was approximately $41,000. As of December 28, 2002 the Company had not received payment of the principal and remaining accrued interest, and therefore provided a reserve for the outstanding balance of approximately $445,000.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Directors and executive officers of the Company are required to file reports of ownership and changes in ownership of Wickes Common Stock with the Securities and Exchange Commission. Based solely on the Company’s review of reports furnished to it, the Company believes that during fiscal 2002, all such reports were filed on a timely basis, except that after joining the Company in June 2002 James R. Detmer, an executive officer of the Company, failed to file his initial report of beneficial ownership on a timely basis. In addition, the Company believes that during fiscal 2001, Frederick H. Schultz, a director of the Company, failed to file a statement of changes in beneficial ownership.

AUDIT COMMITTEE REPORT

     The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Company filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates this report by reference therein.

     The Audit Committee assists the Board of Directors in carrying out its oversight responsibilities for the Company’s financial reporting process, audit process and internal controls. The Audit Committee reviews and approves the selection of and the services performed by the Company’s independent accountants, meets with and receives reports from the Company’s financial and accounting staff and independent accountants, and reviews the scope of audit procedures, accounting practices and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the Board of Directors that such financial statements be included in the Company’s Annual Report on Form 10-K. The Audit Committee is comprised of directors who are “independent” as that term is defined under the National Association of Securities Dealers, Inc. listing standards and operates under a written charter, a copy of which was included as Exhibit A to the proxy statement for the Company’s annual meeting of stockholders held on May 23, 2001.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s financial statements in accordance with auditing standards generally accepted in the United Stats and issuing a report on those financial statements. The audit committee monitors and oversees these processes.

     In this context, the Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended December 28, 2002 with management and Deloitte & Touche LLP (“D&T”), the Company’s independent auditors. Specifically, the Audit Committee has discussed with D&T the matters required to be discussed by Statement on Auditing Standards 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from D&T required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees) and has discussed with D&T the issue of its independence from the Company and management. In addition, the Audit Committee has considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the independence of the auditors and has concluded that it is.

     Based on the review and discussions with management and D&T, the Audit Committee has recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of audited financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002 for filing with the Securities and Exchange Commission.

Frederick H. Schultz, Chairman
William H. Luers

COMPARISON OF CUMULATIVE TOTAL RETURN

     The graph below compares the performance of Wickes Common Stock with the Nasdaq Stock Market (U.S.) Index (the “Nasdaq Stock Market— U.S.”) and with a Peer Group Index (as described below) by showing the cumulative total return, through December 31, 2002, an investor would have received on each from investing $100 in each on December 31, 1997 and reinvesting all dividends received. The Peer Group Index includes the common stock of the following companies included on a list compiled by Nasdaq of companies whose common stock is traded on Nasdaq and whose primary Standard Industrial Classification is Lumber and Other Building Materials: Building Materials Holding Corp., the Company and Wolohan Lumber Co. The graph assumes that the value of Wickes Common Stock, the NASDAQ Market Index and the Peer Group Index was each $100 on December 31, 1997 and that all dividends were reinvested. This Peer Group Index is weighted by market capitalization.

COMPARISON 5-YEAR CUMULATIVE TOTAL RETURN

AMONG WICKES INC.,
NASDAQ MARKET INDEX AND PEER GROUP INDEX

INDEPENDENT PUBLIC ACCOUNTANTS

     General. Deloitte & Touche LLP (“D&T”), the Company’s independent certified public accountants, has been selected by the Audit Committee to continue to serve the Company in that capacity for 2003. Representatives of D&T are expected to be present at the annual meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

     Audit Fees. The aggregate fees and expenses for professional services provided by D&T in connection with the audit of the Company’s annual financial statements for the fiscal year ended December 28, 2002 and for the required review of the Company’s interim financial information included in the Company’s Securities and Exchange Commission filings during fiscal 2002 was $333,000.

     Financial Information Systems Design and Implementation Fees. There were no fees incurred for these services for fiscal 2002.

     All Other Fees. The fees and expenses for all other professional services rendered by D&T to the Company during fiscal 2002 were $22,000 for reviewing the Company’s tax filings and rendering tax consulting services to the Company and $25,000 for auditing the 2002 financial statements of the Company’s 401(k) Plan.

     The Audit Committee has considered whether D&T’s provision of non-audit services to the Company is compatible with maintaining the independence of the auditors and has concluded that it is.

STOCKHOLDER PROPOSALS

     Securities and Exchange Commission regulations permit stockholders to submit proposals for consideration at the Company’s annual meetings of stockholders. Any such proposals for the Company’s annual meeting of stockholders to be held in 2004 must be submitted in writing to the Company no later than January 6, 2004, and must comply with applicable regulations of the Securities and Exchange Commission in order to be included in the proxy materials relating to that meeting. In addition, if any business should properly come before such annual meeting other than that which is stated in such proxy materials, the, unless the Company receives notice of such matter by March 22, 2004, the proxies designated in the proxy card will have discretionary authority to vote or refrain from voting on such matter.

     All submissions to the Secretary of the Company should be delivered to the Company’s executive offices at 706 North Deerpath Drive, Vernon Hills, Illinois 60061.

FORM 10-K

     Upon written request, the Company will provide without charge to each stockholder of record on April 8, 2003 a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2002. Requests should be directed to James A. Hopwood, Senior Vice President and Chief Financial Officer, Wickes Inc., 706 North Deerpath Drive, Vernon Hills, Illinois 60061.

PROXY

WICKES INC.
PROXY FOR ANNUAL MEETING OF STOCKHOLDERS
JUNE 2, 2003

     The undersigned hereby constitutes and appoints Robert Mulcahy III and James A. Hopwood, and each them, the undersigned’s true and lawful attorneys and proxies (with full power of substitution in each), acting unanimously if both are present and voting, or if only one is present and voting, then that one, to vote all of the shares of Wickes Inc. common stock owned by the undersigned on April 8, 2003 at the Annual Meeting of Stockholders of Wickes Inc. to be held at the principal executive offices of the Company located at 706 North Deerpath Drive, Vernon Hills, Illinois 60061 on Monday, June 2, 2003 at 10:00 a.m., local time (including any adjournment or postponement), with all powers that the undersigned would possess if personally present.

(Continued on Reverse Side)

Address Change/Comments (Mark the corresponding box on the reverse side)

• FOLD AND DETACH HERE •

You can now access your Wickes Inc. account online.

Access your Wickes Inc. shareholder account online via Investor ServiceDirect® (ISD).

Mellon Investor Services LLC, agent for Wickes Inc., now makes it easy and convenient to get current information on your shareholder account. After a simple and secure process of establishing a Personal Identification Number (PIN), you are ready to log in and access your account to:

• View account status	• View payment history for dividends
• View certificate history	• Make address changes
• View book-entry information	• Obtain a duplicate 1099 tax form
• Establish/change your PIN

Visit us on the web at http://www.melloninvestor.com
and follow the instructions shown on this page.

Step 1: FIRST TIME USERS – Establish a PIN	Step 2: Log in for Account Access	Step 3: Account Status Screen
You must first establish a Personal Identification Number (PIN) online by following the directions provided in the upper right portion of the web screen as follows. You will also need your Social Security Number (SSN) or Investor ID available to establish a PIN. The confidentiality of your personal information is protected using secure socket layer (SSL) technology.
 • SSN or Investor ID
• PIN
• Then click on the (Establish PIN) button
Please be sure to remember your PIN, or maintain it in a secure place for future reference	You are now ready to log in. To access your account please enter your:
 • SSN or Investor ID
• PIN
• Then click on the (Submit) button
If you have more than one account, you will now be asked to select the appropriate account	You are now ready to access your account information. Click on the appropriate button to view or initiate transactions.
 • Certificate History
• Book-Entry Information
• Issue Certificate
• Payment History
• Address Change
• Duplicate 1099

For Technical Assistance Call 1-877-978-7778 between
9am-7pm Monday-Friday Eastern Time

This Proxy when properly executed will be voted in the manner directed herein. If no direction is made, the Proxy will be voted FOR the election of the nominee named below	Please Mark Here for Address Change or Comments SEE REVERSE SIDE	☐

1.	The Board of Directors recommends a vote FOR the election of Jon F. Hanson as a director of Wickes Inc.	Should any other matter requiring a vote of the stockholders arise, the proxies are authorized to vote the shares represented by this Proxy as their judgment indicates is in the best interest of Wickes Inc.

WITH AUTHORITY to vote for Mr. Hanson	WITHHOLD AUTHORITY to vote for Mr. Hanson
☐	☐

Signature	Signature	Date

IMPORTANT: Please date this Proxy and sign exactly as your name or names appear hereon. If shares are held jointly, both owners must sign. Executors, administrators, trustees, guardians and others signing in a representative capacity should give their full titles. PLEASE RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE.

• FOLD AND DETACH HERE •

To Our Stockholders:

This Proxy is solicited on behalf of the Board of Directors of the Company. Whether or not you are able to attend our 2003 Annual Meeting of Stockholders, it is important that your shares be represented, no matter how many shares you own. Accordingly, please complete and sign the Proxy provided above, detach it at the perforation, and mail it in the enclosed postage paid envelope.

We look forward to receiving your voted Proxy at your earliest convenience.